Exhibit 99.1

Albany International Reports First-Quarter Results

First-Quarter Financial Highlights

  Net sales were $172.3 million, a decrease of 5.0% compared to Q1 2015. Excluding currency effects, net sales decreased 3.9% (see Table 1).
  Adjusted EBITDA was $41.3 million, compared to $41.5 million in Q1 2015 (see Tables 6 and 7).
  Q1 2016 income attributable to the Company was $0.42 per share, compared to $0.38 in
  Q1 2015. Excluding adjustments (see Table 10), income attributable to the Company was $0.46 per share, compared to $0.45 in Q1 2015.
  On April 8, 2016, the Company completed the acquisition of Harris Corporation’s composite aerostructures division.

ROCHESTER, N.H.--(BUSINESS WIRE)--May 2, 2016--Albany International Corp. (NYSE:AIN) reported that Q1 2016 income attributable to the Company was $13.5 million, including a net benefit of $1.0 million for discrete income tax adjustments. Income attributable to the Company in Q1 2015 was $12.2 million, including net charges of $0.2 million for discrete income tax adjustments.

Q1 2016 income before income taxes was $20.4 million, including restructuring charges of $0.7 million, losses of $1.4 million from foreign currency revaluation, and $1.6 million of acquisition expenses. Q1 2015 income before income taxes was $20.8 million, including restructuring charges of $9.0 million, and gains of $5.4 million from foreign currency revaluation and $0.9 million from the sale of an investment.

Table 1 summarizes net sales and the effect of changes in currency translation rates:

Table 1
(in thousands)	Net Sales Three Months ended March 31,		Percent Change	Impact of Changes in Currency Translation Rates	Percent Change excluding Currency Rate Effect
	2016	2015
Machine Clothing (MC)	$145,264	$158,494	-8.3%	($1,838)	-7.2%
Albany Engineered Composites (AEC)	27,067	22,830	18.6%	(57)	18.8%
Total	$172,331	$181,324	-5.0%	($1,895)	-3.9%

Excluding the currency translation effects, MC sales were down 7.2% principally due to the continuing effect of the significant drop in publication sales that occurred in the first half of 2015. The increase in Q1 sales for AEC was due to the LEAP program.

Q1 2016 gross profit was $72.5 million, or 42.1% of net sales, compared to $76.7 million, or 42.3% of net sales, in the same period of 2015. Q1 2016 MC gross profit was $69.6 million, compared to $75.3 million in Q1 2015, reflecting lower sales. MC gross profit margin improved to 47.9% in Q1 2016, compared to 47.5% in Q1 2015. AEC gross profit increased to $3.1 million in Q1 2016, compared to $1.8 million in Q1 2015 due to higher LEAP sales.

Q1 2016 selling, technical, general, and research (STG&R) expenses were $49.6 million, or 28.8% of net sales, including losses of $1.9 million from the revaluation of nonfunctional-currency assets and liabilities, and $1.6 million of expenses related to the Company’s acquisition of Harris Corporation’s composite aerostructures division. Restructuring actions in the past year reduced STG&R expenses in the quarter by approximately $2 million. Q1 2015 STG&R expenses were $47.5 million, or 26.2% of net sales, including gains of $2.9 million from the revaluation of nonfunctional-currency assets and liabilities.

The following table presents first-quarter expenses associated with internally funded research and development by segment:

Table 2
	Research and development expenses by segment Three Months ended March 31,
(in thousands)	2016	2015
Machine Clothing	$4,337	$4,796
Albany Engineered Composites	2,681	2,873
Corporate expenses	-	294
Total	$7,018	$7,963

The following table summarizes first-quarter operating income by segment:

Table 3
	Operating Income/(loss) Three Months ended March 31,
(in thousands)	2016	2015
Machine Clothing	$37,139	$35,689
Albany Engineered Composites	(3,706)	(3,811)
Corporate expenses	(11,164)	(11,729)
Total	$22,269	$20,149

Segment operating income was affected by restructuring, currency revaluation, and acquisition costs as shown in Table 4 below. MC restructuring charges in both periods were principally related to ongoing plant closure costs in Germany.

Table 4
	Expenses/(gain) in Q1 2016 resulting from			Expenses/(gain) in Q1 2015 resulting from
(in thousands)	Restructuring	Revaluation	Acquisition costs	Restructuring	Revaluation
Machine Clothing	$698	$1,890	$ -	$9,001	($2,923)
Albany Engineered Composites	-	5	1,596	-	(17)
Corporate expenses	(19)	2	-	-	(4)
Total	$679	$1,897	$1,596	$9,001	($2,944)

Q1 2016 Other income/expense, net, was income of $0.3 million, including income related to the revaluation of nonfunctional-currency balances of $0.5 million. Q1 2015 Other income/expense, net, was income of $3.3 million, including gains related to the revaluation of nonfunctional-currency balances of $2.4 million, and a gain of $0.9 million related to the sale of the Company’s investment in an unaffiliated company.

The following table summarizes currency revaluation effects on certain financial metrics:

Table 5
	Income/(loss) attributable to currency revaluation Three Months ended March 31,
(in thousands)	2016	2015
Operating income	($1,897)	$2,944
Other income/(expense), net	479	2,427
Total	($1,418)	$5,371

The Company’s income tax rate, excluding tax adjustments, was 39.7% for Q1 2016, compared to 40.0% for the same period of 2015. Discrete tax items decreased income tax expense by $1.0 million in 2016 and increased income tax expense by $0.2 million in Q1 2015.

The following tables summarize Adjusted EBITDA:

Table 6
Three Months ended March 31, 2016 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Net income	$37,139	($3,706)	($20,117)	$13,316
Interest expense, net	-	-	2,238	2,238
Income tax expense	-	-	7,043	7,043
Depreciation and amortization	9,318	3,395	2,107	14,820
EBITDA	46,457	(311)	(8,729)	37,417
Restructuring expenses, net	698	-	(19)	679
Foreign currency revaluation (gains)/losses	1,890	5	(477)	1,418
Acquisition expenses	-	1,596	-	1,596
Pretax loss attributable to non-controlling interest in ASC	-	187	-	187
Adjusted EBITDA	$49,045	$1,477	($9,225)	$41,297

Table 7
Three Months ended March 31, 2015 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Net income	$35,689	($3,811)	($19,639)	$12,239
Interest expense, net	-	-	2,676	2,676
Income tax expense	-	-	8,519	8,519
Depreciation and amortization	10,205	2,995	2,154	15,354
EBITDA	45,894	(816)	(6,290)	38,788
Restructuring expenses, net	9,001	-	-	9,001
Foreign currency revaluation (gains)/losses	(2,923)	(17)	(2,431)	(5,371)
Gain on sale of investment	-	-	(872)	(872)
Pretax income attributable to non-controlling interest in ASC	-	(26)	-	(26)
Adjusted EBITDA	$51,972	($859)	($9,593)	$41,520

Capital spending was $10.9 million for Q1 2016, compared to $12.2 million for Q1 2015. Depreciation and amortization was $14.8 million for Q1 2016, compared to $15.4 million for Q1 2015.

CFO Comments

CFO and Treasurer John Cozzolino commented, “Net debt (total debt less cash) increased $5 million to $86 million (see Table 11). The increase in net debt was mostly due to incentive compensation payments, which typically occur in the first quarter of each year. Capital expenditures in Q1 were $11 million. We estimate full-year spending in 2016 to be $85 million to $95 million, including capital expenditures for the acquired business.

“The Company’s income tax rate, excluding tax adjustments, was 40% in Q1, above our estimated range for 2016 of 30% to 35%. The increase in the tax rate is due to the tax impact of planned cash repatriation activities. Cash paid for income taxes was about $9 million in Q1, and we estimate cash taxes in 2016 to range from $20 million to $25 million.

“In conjunction with the completion of the acquisition on April 8, the Company amended and extended its revolving credit facility. The size of the facility was increased by $150 million to $550 million and the maturity date was extended to April 2021. The terms of the facility, including LIBOR spreads, were essentially the same as those contained in the previous agreement. Up-front fees associated with the amended agreement were $1.8 million.

“On April 8, the Company borrowed an additional $205 million, under the amended facility, to fund the acquisition and related costs, including borrowing costs and initial operating cash requirements of the new business. Including the impact of that borrowing and the historic EBITDA of the acquired business, the Company’s leverage ratio, as defined in the credit agreement, was 2.57 at the date of the acquisition.”

CEO Comments

President and CEO Joe Morone said, “Q1 2016 was another good quarter for Albany International. Against an unusually strong Q1 2015, and despite a 7% drop in year-over-year MC sales, Q1 2016 Adjusted EBITDA held constant against Q1 2015. Both businesses again performed well, as MC continued to generate strong profitability and AEC strong growth. And, shortly after the end of the quarter, we announced the completion of our acquisition of Harris Corporation’s composite aerostructures division, which effectively doubles the size and growth potential of AEC.

“Turning first to MC, there were no top-line surprises in Q1, as the trends of the previous three quarters continued. On a year-over-year basis, sales declined 7%, excluding currency effects, primarily because of the significant drop in publication sales that we experienced in several of our markets in the first half of last year. On a sequential basis, sales in the Americas, Europe and China were stable; sales in the growth grades were stable and reached 75% of total Q1 sales; we continued to perform well on new machines in the growth grades; and we were particularly encouraged by the performance of our new technology platform in development trials and product sales in the tissue market.

“Profitability remained strong as the combined effect of restructuring, productivity improvements, and lower material costs effectively offset the impact on Adjusted EBITDA of last year’s large drop in publication sales.

“As for the outlook in MC, we do not expect any significant deviation from our expectation that full-year 2016 Adjusted EBITDA should be in the upper end of the $180 million to $195 million range. The normal seasonal pattern in this business is for sales to increase from Q1 to Q2, and for margins to decrease as annual salary increases are implemented. Last year’s unusually strong sales in Q1 notwithstanding, we expect a return to the normal pattern this year. Q2 sales should improve somewhat over Q1 and profit margins should decline. The net effect is that we expect Q2 2016 Adjusted EBITDA to improve compared to Q2 2015, and first half 2016 Adjusted EBITDA to be comparable to first half 2015. The primary risk to this outlook continues to be global macroeconomic conditions, particularly in commodity-driven economies, and especially in Brazil.

“AEC also had a strong first quarter. Driven by growth in LEAP, sales improved by 19% and Adjusted EBITDA swung from a loss of $0.9 million to a positive $1.5 million. From an operational perspective, performance was strong across the board -- preparation for the LEAP ramp, deliveries and quality on key programs in Boerne, Texas, the plan to improve the profitability of our legacy programs, and new business development all continued on track. And, of course, shortly after the end of Q1, on April 8, we announced the completion of our composites acquisition. We will include the acquisition in our consolidated AEC results starting with the Q2 2016 earnings release.

“Our outlook for AEC remains unchanged from what we described last quarter and in our press release and investor call about the acquisition. We expect the acquisition to contribute roughly $65 million of sales and $10 million of Adjusted EBITDA to AEC in 2016; on a pro-forma full-year basis, it should add $80 million to $90 million and $13 million to $15 million, respectively. For the combined entity, our pro-forma full-year 2016 outlook is for AEC sales to grow to approximately $190 million to $200 million. Pro-forma full-year Adjusted EBITDA for the combined entity should be roughly $15 million to $17 million, including $10 million of R&T spending.

“Our longer term outlook for the combined AEC also remains unchanged. The new AEC has the potential to reach approximately $450 million of annual revenue by 2020. Recent progress in new business development adds to our confidence in this growth potential. And, driven by growth-related operational efficiencies and STG&R leverage, we expect steadily improving EBITDA margins through the rest of the decade, growing to 18% to 20% by 2020.

“The new AEC’s growth potential hinges on operational execution and market demand in six sets of key programs:

  Fan blades and cases for the LEAP engine: LEAP continues to achieve unprecedented market success. Total orders now exceed 10,500 engines, and CFM’s latest forecast is for engine sales to grow from 100 in 2016, to 500 in 2017, 1200 in 2018, 1800 in 2019, and 2000 by 2020. AEC sales should be somewhat higher than this annual rate. This program has the potential to account for as much as $200 million in annual sales by 2020.
  Airframe Components for the Joint Strike Fighter: AEC is producing a variety of parts for the airframes of each of the three versions of the Joint Strike Fighter. Total sales, which should account for roughly $30 million of pro-forma annual sales in 2016, are expected to begin to ramp in 2017, and have the potential to reach $75 million to $100 million by 2020.
  Forward Fuselage Frames for the Boeing 787: AEC production in this program began to ramp this year, and has the potential to contribute roughly $50 million to $60 million in annual sales by 2020.
  CH-53K components: AEC is producing the tail rotor pylon, horizontal stabilizer, and sponsons for the Marine’s next generation heavy lift rotorcraft. The first versions of the CH-53K are currently undergoing flight tests, low- rate initial production is scheduled to begin in 2017, and the ramp is expected to begin in 2019. This program has the potential to generate more than $20 million of annual revenue by 2020, and at full-rate production early next decade, more than $100 million in annual revenue.
  Components for several other new engine programs, including the LiftFan® of the JSF, and fan cases for GE9X. The ramps for these programs will be spread out through the rest of the decade and into early next decade, and depending on the outcome of current negotiations on other engine programs, have the potential to generate $25 million to $50 million of revenue by 2020.
  Numerous legacy programs, most notably bodies for a family of Lockheed Martin standoff air- to- surface missiles, and vacuum waste tanks for most Boeing aircraft. In aggregate, these legacy programs have the potential to generate $50 million to $70 million in sales by 2020.

“It bears emphasizing that our ability to realize the revenue potential of these programs is by no means certain. Each requires successful execution against demanding requirements and schedules, and assumes no significant slippage in schedule. Given the strategic importance to our customers of each of the program platforms, we continue to view operational execution as the primary risk to our ability to maintain our position on these programs and thus realize the new AEC’s revenue and profit potential.

“In sum, Q1 2016 was another good quarter, highlighted by strong profitability in MC, LEAP-driven growth in AEC, and the acquisition of our composite aerostructures division. Our outlook for MC continues unchanged: we expect to end the first half of 2016 on track toward full-year Adjusted EBITDA in the upper end of the normal $180 million to $195 million range. And for AEC, including the acquisition, we expect pro-forma full-year 2016 sales to grow to $190 million $200 million, and assuming good execution and an absence of market-based delays across the six sets of key programs, rapid growth through the decade accompanied by steadily improving profitability.”

The Company plans a webcast to discuss first-quarter financial results on Tuesday, May 3, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 22 plants in 10 countries, employs 4,400 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

This release contains certain items, such as earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, EBITDA margin, sales excluding currency effects, income tax rate excluding adjustments, net debt, net income attributable to the Company, excluding adjustments (on an absolute and per-share basis), and certain income and expense items on a per-share basis that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring costs, or other gains and losses, on operating income or EBITDA can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. All non-GAAP financial measures in this release relate to the Company’s continuing operations.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates Income tax adjustments by adding discrete tax items to the effect of a change in tax rate for the reporting period. The Company calculates its income tax rate, exclusive of income tax adjustments, by removing income tax adjustments from total Income tax expense, then dividing that result by Income before income taxes. The Company calculates EBITDA by removing the following from Net income: Interest expense net, Income tax expense, Depreciation and amortization. Adjusted EBITDA is calculated by: adding to EBITDA costs associated with restructuring and pension settlement charges; adding (or subtracting) revaluation losses (or gains); subtracting (or adding) gains (or losses) from the sale of buildings or investments; subtracting insurance recovery gains; subtracting (or adding) Income (or loss) attributable to the non-controlling interest in Albany Safran Composites (ASC); and adding expenses related to the Company’s acquisition of Harris Corporation’s composite aerostructures division. The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they provide an indication of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures and strategic investments, as well as its ability to incur and service debt. While depreciation and amortization are operating costs under GAAP, they are noncash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods.

While restructuring expenses, foreign currency revaluation losses or gains, pension settlement charges, insurance-recovery gains, gains or losses from sales of buildings or investments, and acquisition expenses have an impact on the Company's net income, removing them from EBITDA can provide, in the opinion of the Company, a better measure of operating performance. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies. Such EBITDA measures may not be considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of income.

The Company discloses certain income and expense items on a per-share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the quarterly per-share amount for items included in continuing operations by using the estimated effective annual tax rate and the weighted average number of shares outstanding for each period. Year-to-date earnings per-share effects are determined by adding the amounts calculated at each reporting period.

Table 8
Three Months ended March 31, 2016 (in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$679	$270	$409	$0.01
Foreign currency revaluation losses	1,418	563	855	0.03
Acquisition expenses	1,596	575	1,021	0.03
Net discrete income tax benefit	-	1,033	1,033	0.03

Table 9
Three Months ended March 31, 2015 (in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$9,001	$3,420	$5,581	$0.18
Foreign currency revaluation gains	5,371	2,041	3,330	0.10
Gain on sale of investment	872	331	541	0.02
Net discrete income tax charge	-	219	219	0.01

The following table contains the calculation of net income per share attributable to the Company, excluding adjustments:

Table 10
	Three Months ended March 31,
Per share amounts (Basic)	2016	2015
Net income attributable to the Company, reported	$0.42	$0.38
Adjustments:
Restructuring charges	0.01	0.18
Discrete tax charges/(benefit)	(0.03)	0.01
Foreign currency revaluation losses/(gains)	0.03	(0.10)
Acquisition expenses	0.03	-
Gain on sale of investment	-	(0.02)
Net income attributable to the Company, excluding adjustments	$0.46	$0.45

The following table contains the calculation of net debt:

Table 11
(in thousands)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Notes and loans payable	$590	$587	$390	$543	$496	$661
Current maturities of long-term debt	16	16	50,016	50,015	50,015	50,015
Long-term debt	255,076	265,080	220,084	252,088	232,092	222,096
Total debt	255,682	265,683	270,490	302,646	282,603	272,772
Cash and cash equivalents	169,615	185,113	171,780	182,474	170,838	179,802
Net debt	$ 86,067	$80,570	$98,710	$120,172	$111,765	$92,970

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should,” “look for,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about macroeconomic and paper industry trends and conditions during 2016 and in future years; expectations in 2016 and in future periods of sales, EBITDA, Adjusted EBITDA, income, gross profit, gross margin and other financial items in each of the Company’s businesses, including the acquired composite aerostructures business, and for the Company as a whole; the timing and impact of production and development programs in the Company’s AEC business segment and the sales growth potential of key AEC programs, as well as AEC as a whole; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization; future debt and net debt levels and debt covenant ratios; the timeline for ASC’s planned facility in Mexico; and changes in currency rates and their impact on future revaluation gains and losses. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products.

Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect, in some cases.

ALBANY INTERNATIONAL CORP. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	Three Months Ended
	March 31,
	2016	2015

Net sales	$172,331	$181,324
Cost of goods sold	99,830	104,640

Gross profit	72,501	76,684
Selling, general, and administrative expenses	39,421	35,233
Technical, product engineering, and research expenses	10,132	12,301
Restructuring expenses, net	679	9,001

Operating income	22,269	20,149
Interest expense, net	2,238	2,676
Other income, net	(328)	(3,285)

Income before income taxes	20,359	20,758
Income tax expense	7,043	8,519

Net income	13,316	12,239
Net (loss)/income attributable to the noncontrolling interest	(185)	26
Net income attributable to the Company	$13,501	$12,213

Earnings per share attributable to Company shareholders - Basic	$0.42	$0.38

Earnings per share attributable to Company shareholders - Diluted	$0.42	$0.38

Shares of the Company used in computing earnings per share:
Basic	32,041	31,882

Diluted	32,081	31,972

Dividends per share, Class A and Class B	$0.17	$0.16

ALBANY INTERNATIONAL CORP. CONSOLIDATED BALANCE SHEETS (in thousands, except share data) (unaudited)

	March 31,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$169,615	$185,113
Accounts receivable, net	150,821	146,383
Inventories	110,356	106,406
Income taxes prepaid and receivable	4,953	2,927
Asset held for sale	5,193	4,988
Prepaid expenses and other current assets	11,796	6,243
Total current assets	452,734	452,060

Property, plant and equipment, net	356,943	357,470
Intangibles	147	154
Goodwill	68,359	66,373
Income taxes receivable and deferred	108,123	108,945
Other assets	28,607	24,560
Total assets	$1,014,913	$1,009,562

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$590	$587
Accounts payable	31,865	26,753
Accrued liabilities	84,450	91,785
Current maturities of long-term debt	16	16
Income taxes payable	3,465	7,090
Total current liabilities	120,386	126,231

Long-term debt	255,076	265,080
Other noncurrent liabilities	102,689	101,544
Deferred taxes and other liabilities	14,057	14,154
Total liabilities	492,208	507,009

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued 37,302,833
in 2016 and 37,238,913 in 2015	37	37
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,235,048 in 2016 and 2015	3	3
Additional paid in capital	424,243	423,108
Retained earnings	499,997	491,950
Accumulated items of other comprehensive income:
Translation adjustments	(95,541)	(108,655)
Pension and postretirement liability adjustments	(49,087)	(48,725)
Derivative valuation adjustment	(3,058)	(1,464)
Treasury stock (Class A), at cost 8,455,293 shares
in 2016 and in 2015	(257,391)	(257,391)
Total Company shareholders' equity	519,203	498,863
Noncontrolling interest	3,502	3,690
Total equity	522,705	502,553
Total liabilities and shareholders' equity	$1,014,913	$1,009,562

ALBANY INTERNATIONAL CORP. CONSOLIDATED STATEMENTS OF CASH FLOW (in thousands) (unaudited)

	Three Months Ended
	March 31,
	2016	2015
OPERATING ACTIVITIES
Net income	$13,316	$12,239
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,124	13,524
Amortization	1,696	1,830
Change in other noncurrent liabilities	(2,636)	(1,552)
Change in deferred taxes and other liabilities	2,529	1,275
Provision for write-off of property, plant and equipment	592	152
Gain on disposition of assets	-	(1,056)
Excess tax benefit of options exercised	(66)	(261)
Compensation and benefits paid or payable in Class A Common Stock	864	576

Changes in operating assets and liabilities that provide/(use) cash:
Accounts receivable	(902)	(13,699)
Inventories	(1,348)	(3,070)
Prepaid expenses and other current assets	(5,382)	(2,705)
Income taxes prepaid and receivable	(1,895)	84
Accounts payable	1,632	3,512
Accrued liabilities	(8,843)	(1,587)
Income taxes payable	(3,836)	(398)
Other, net	(4,801)	(2,455)
Net cash provided by operating activities	4,044	6,409

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(7,993)	(12,211)
Purchased software	(82)	(33)
Proceeds from sale or involuntary conversion of assets	-	2,797
Net cash used in investing activities	(8,075)	(9,447)

FINANCING ACTIVITIES
Proceeds from borrowings	12,396	15,274
Principal payments on debt	(22,398)	(5,443)
Debt acquisition costs	(200)	-
Proceeds from options exercised	205	685
Excess tax benefit of options exercised	66	261
Dividends paid	(5,443)	(5,098)
Net cash (used in)/provided by financing activities	(15,374)	5,679

Effect of exchange rate changes on cash and cash equivalents	3,907	(11,605)

Decrease in cash and cash equivalents	(15,498)	(8,964)
Cash and cash equivalents at beginning of period	185,113	179,802
Cash and cash equivalents at end of period	$169,615	$170,838

CONTACT:
Albany International Corp.
Investors
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media
Susan Siegel, 603-330-5866
susan.siegel@albint.com